Exhibit 99.1

                              For Information
                                                  Brent A. Collins
                                              303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY CLOSES $153 MILLION SOUTH TEXAS ACQUISITION

DENVER, October 4, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today announces that it has closed the previously announced $153 million acquisition of oil and gas properties in South Texas from Tulsa, Oklahoma based Rockford Energy Partners II, LLC.  The acquired properties target natural gas in the Olmos formation.  The net cash paid at closing was $151 million as a result of normal and customary closing adjustments to account for activity between the effective and closing dates.  The acquisition was funded with cash on hand and borrowings under the Company’s existing credit facility.

“I am pleased to announce the closing of this acquisition.  Together with our existing assets in the area, we now have a sizable platform from which to grow our business in South Texas,” commented Tony Best, President and Chief Executive Officer.  “We continue to work on building our drilling inventory throughout the Company.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws.  Although St. Mary believes the expectations reflected in these statements are reasonable, it can give no assurance that they will prove to be correct.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, the potential effects of increased levels of debt financing, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, the volatility and level of oil and natural gas prices, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-18
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